Exhibit 99

MASCO CORPORATION REPORTS FIRST QUARTER 2017 RESULTS

Key Highlights

•	Sales for the first quarter increased 3 percent to $1.8 billion; in local currencies, sales increased 5 percent

•	Operating profit for the quarter grew 8 percent to $253 million; adjusted operating profit grew 8 percent to $255 million

•	Operating profit margin for the quarter increased to 14.2 percent, a 60 basis point expansion; adjusted operating profit margin increased to 14.4 percent, a 60 basis point expansion

•
Earnings per share for the quarter grew 34 percent to $0.43 per common share; adjusted earnings per share grew 28 percent to $0.41 per common share, which includes a $0.01 benefit due to a lower normalized tax rate

•	Earnings per share target of $1.80 for 2017 updated to the range of $1.90 to $2.00 per common share, which includes an estimated $0.06 benefit from a reduction in our expected tax rate

TAYLOR, Mich. (April 25, 2017) - Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded home improvement and building products, reported strong net sales and operating profit growth in the first quarter of 2017.

“Our strong operating performance continued in the first quarter of 2017 as our leading brands coupled with our innovative products and programs drove demand with consumers and pros alike, resulting in profitable growth across our portfolio,” said Masco President and CEO, Keith Allman. “Additionally, we returned over $120 million to shareholders through dividends and share repurchases in the quarter.”

2017 First Quarter Commentary

•	On a reported basis, compared to first quarter 2016:

•	Net sales increased 3 percent to $1.8 billion

•	In local currency, North American sales increased 4 percent and international sales increased 5 percent

•	Gross margins improved 110 basis points to 34.2 percent from 33.1 percent

•	Operating margins improved 60 basis points to 14.2 percent from 13.6 percent

•	Net income was $0.43 per common share compared to $0.32 per common share

•	Compared to first quarter 2016, results for key financial measures, as adjusted for certain items (see Exhibit A) and with a normalized tax rate of 34 percent (36 percent in 2016), were as follows:

•	Gross margins improved to 34.3 percent compared to 33.1 percent

•	Operating margins improved to 14.4 percent compared to 13.8 percent

•	Net income was $0.41 per common share, which includes a $0.01 benefit due to a lower normalized tax rate, compared to $0.32 per common share

•	Liquidity at the end of the first quarter was $883 million

•	2.8 million shares were repurchased in the first quarter

2017 First Quarter Operating Segment Highlights

•	Plumbing Products’ net sales increased 6 percent (8 percent excluding the impact of foreign currency translation), driven by growth in North America and internationally

•	Decorative Architectural Products’ net sales increased 2 percent with growth from builders’ hardware and Behr’s pro initiative

•	Cabinetry Products’ net sales decreased 2 percent due to the previously announced exit of lower margin business in the builder channel

•
Windows and Other Specialty Products’ net sales were flat. Excluding the impact of foreign currency translation, net sales increased 3 percent, driven by sales of windows in North America and internationally

Outlook

“The building products industry fundamentals remain favorable and are expected to support long-term growth. Our outlook for demand in both repair and remodel and new home construction continues to be positive,” said Allman. “We will leverage these favorable industry fundamentals along with our strong brand portfolio, our industry-leading positions and our Masco Operating

System to achieve our long-term growth expectations. As such, we are now updating our 2017 earnings per share target to the range of $1.90 to $2.00 per common share, exceeding our $1.80 target that we communicated at our last Investor Day in 2015. This updated target includes an estimated $0.06 benefit from a reduction in our expected tax rate. We look forward to updating you on our long-term goals at our upcoming Investor Day on May 16 in New York City.”

About Masco

Headquartered in Taylor, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and Hansgrohe® faucets, bath and shower fixtures; KraftMaid® and Merillat® cabinets; Milgard® windows and doors; and Hot Spring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.

The 2017 first quarter supplemental material, including a presentation in PDF format, is available on the Company’s website at www.masco.com.

Conference Call Details

A conference call regarding items contained in this release is scheduled for Tuesday, April 25, 2017 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (855) 226-2726 (855-22MASCO) and from outside the U.S. at (706) 679-3614. Please use the conference identification number 90696233. The conference call will be webcast simultaneously and in its entirety through the Company’s website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company’s website.

A replay of the call will be available on Masco’s website or by phone by dialing (855) 859-2056 and from outside the U.S. at (404) 537-3406. Please use the conference identification number 90696233. The telephone replay will be available approximately two hours after the end of the call and continue through May 25, 2017.

Safe Harbor Statement

This press release contains statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.

Our future performance may be affected by the levels of home improvement activity and new home construction, our ability to maintain our strong brands and to develop and introduce new and improved products, our ability to maintain our competitive position in our industries, our reliance on key customers, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to improve our under-performing U.S. window business, the cost and availability of raw materials, our dependence on third party suppliers, and risks associated with international operations and global strategies. These and other factors are discussed in detail in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact

David Chaika
Vice President, Treasurer and Investor Relations
313.792.5500
david_chaika@mascohq.com
# # #

MASCO CORPORATION
Condensed Consolidated Statements of Operations - Unaudited
For the Three Months Ended March 31, 2017 and 2016

(in millions, except per common share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$1,777	$1,720
Cost of sales	1,169	1,151
Gross profit	608	569

Selling, general and administrative expenses	355	335
Operating profit	253	234

Other income (expense), net:
Interest expense	(43)	(56)
Other, net	3	(1)
	(40)	(57)
Income before income taxes	213	177

Income tax expense	63	58
Net income	150	119
Less: Net income attributable to noncontrolling interest	10	10
Net income attributable to Masco Corporation	$140	$109

Income per common share attributable to Masco Corporation (diluted):
Net income	$0.43	$0.32

Average diluted common shares outstanding	321	333

Historical information is available on our website.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited

(in millions, except per common share data)

	Three Months Ended March 31,
	2017	2016
Gross Profit, Selling, General and Administrative Expenses, and Operating Profit Reconciliations

Net sales	$1,777	$1,720

Gross profit, as reported	$608	$569
Rationalization charges	2	1
Gross profit, as adjusted	$610	$570

Gross margin, as reported	34.2%	33.1%
Gross margin, as adjusted	34.3%	33.1%

Selling, general and administrative expenses, as reported	$355	$335
Rationalization charges	—	2
Selling, general and administrative expenses, as adjusted	$355	$333

Selling, general and administrative expenses as percent of net sales, as reported	20.0%	19.5%
Selling, general and administrative expenses as percent of net sales, as adjusted	20.0%	19.4%

Operating profit, as reported	$253	$234
Rationalization charges	2	3
Operating profit, as adjusted	$255	$237

Operating margin, as reported	14.2%	13.6%
Operating margin, as adjusted	14.4%	13.8%

Earnings Per Common Share Reconciliations

Income before income taxes, as reported	$213	$177
Rationalization charges	2	3
(Gains) from private equity funds, net	(1)	—
(Earnings) from equity investments, net	—	(1)
Income before income taxes, as adjusted	214	179
Tax at 34% rate (36% for 2016)	(73)	(64)
Less: Net income attributable to noncontrolling interest	10	10
Net income, as adjusted	$131	$105

Net income per common share, as adjusted	$0.41	$0.32

Average diluted common shares outstanding	321	333

Historical information is available on our website.

MASCO CORPORATION
Condensed Consolidated Balance Sheets and
Other Financial Data - Unaudited

(dollars in millions)

	March 31, 2017	December 31, 2016
Balance Sheet
Assets
Current Assets:
Cash and cash investments	$689	$990
Short-term bank deposits	194	201
Receivables	1,144	917
Inventories	826	712
Prepaid expenses and other	105	114
Total Current Assets	2,958	2,934

Property and equipment, net	1,074	1,060
Goodwill	835	832
Other intangible assets, net	154	154
Other assets	118	157
Total Assets	$5,139	$5,137

Liabilities
Current Liabilities:
Accounts payable	$903	$800
Notes payable	3	2
Accrued liabilities	518	658
Total Current Liabilities	1,424	1,460

Long-term debt	2,996	2,995
Other liabilities	778	785
Total Liabilities	5,198	5,240

Equity	(59)	(103)
Total Liabilities and Equity	$5,139	$5,137

	As of March 31,
	2017	2016
Other Financial Data
Working Capital Days
Receivable days	53	50
Inventory days	61	56
Payable days	71	70
Working capital	$1,067	$957
Working capital as a % of sales (LTM)	14.4%	13.3%

Historical information is available on our website.

MASCO CORPORATION
Condensed Consolidated Statements of Cash Flows
and Other Financial Data - Unaudited

(dollars in millions)

	Three Months Ended March 31,
	2017	2016
Cash Flows From (For) Operating Activities:
Cash provided by operating activities	$253	$219
Working capital changes	(402)	(289)
Net cash for operating activities	(149)	(70)

Cash Flows From (For) Financing Activities:
Purchase of Company common stock	(87)	(86)
Cash dividends paid	(32)	(32)
Issuance of notes, net of issuance costs	—	889
Issuance of Company common stock	—	1
Employee withholding taxes paid on stock-based compensation	(14)	(19)
Decrease in debt, net	—	(2)
Net cash (for) from financing activities	(133)	751

Cash Flows From (For) Investing Activities:
Capital expenditures	(37)	(37)
Other, net	11	57
Net cash (for) from investing activities	(26)	20

Effect of exchange rate changes on cash and cash investments	7	6

Cash and Cash Investments:
(Decrease) increase for the period	(301)	707
At January 1	990	1,468
At March 31	$689	$2,175

	As of March 31,
	2017	2016
Liquidity
Cash and cash investments	$689	$2,175
Short-term bank deposits	194	195
Total Liquidity	$883	$2,370

Historical information is available on our website.

MASCO CORPORATION
Segment Data - Unaudited
For the Three Months Ended March 31, 2017 and 2016

(dollars in millions)

	Three Months Ended March 31,
	2017	2016	Change
Plumbing Products
Net sales	$863	$813	6%

Operating profit, as reported	$156	$129
Operating margin, as reported	18.1%	15.9%

Rationalization charges	—	2
Operating profit, as adjusted	156	131	25
Operating margin, as adjusted	18.1%	16.1%	200

Depreciation and amortization	14	14

EBITDA, as adjusted	$170	$145

Decorative Architectural Products
Net sales	$505	$493	2%

Operating profit, as reported	$101	$105	(4)
Operating margin, as reported	20.0%	21.3%	-130

Depreciation and amortization	4	4

EBITDA	$105	$109

Cabinetry Products
Net sales	$231	$236	(2)%

Operating profit, as reported	$16	$24
Operating margin, as reported	6.9%	10.2%

Rationalization charges	2	1
Operating profit, as adjusted	18	25	(7)
Operating margin, as adjusted	7.8%	10.6%	-280

Depreciation and amortization	4	5

EBITDA, as adjusted	$22	$30

Historical information is available on our website.

MASCO CORPORATION
Segment Data - Unaudited
For the Three Months Ended March 31, 2017 and 2016

(dollars in millions)

	Three Months Ended March 31,
	2017	2016	Change
Windows and Other Specialty Products
Net sales	$178	$178	—%

Operating profit, as reported	$6	$3
Operating margin, as reported	3.4%	1.7%

Depreciation and amortization	5	5

EBITDA	$11	$8

Total
Net sales	$1,777	$1,720	3%

Operating profit, as reported - segment	$279	$261
General corporate expense, net (GCE)	(26)	(27)
Operating profit, as reported	253	234
Operating margin, as reported	14.2%	13.6%

Rationalization charges - segment	2	3
Operating profit, as adjusted	255	237	$18,000,000
Operating margin, as adjusted	14.4%	13.8%	60

Depreciation and amortization - segment	27	28
Depreciation and amortization - non-operating	4	4

EBITDA, as adjusted	$286	$269

Historical information is available on our website.

MASCO CORPORATION
North American and International Data - Unaudited
For the Three Months Ended March 31, 2017 and 2016

(dollars in millions)

	Three Months Ended March 31,
	2017	2016	Change
North American
Net sales	$1,411	$1,350	5%

Operating profit, as reported	$239	$215
Operating margin, as reported	16.9%	15.9%

Rationalization charges	2	2
Operating profit, as adjusted	241	217
Operating margin, as adjusted	17.1%	16.1%

Depreciation and amortization	18	19

EBITDA, as adjusted	$259	$236

International
Net sales	$366	$370	(1)%

Operating profit, as reported	$40	$46
Operating margin, as reported	10.9%	12.4%

Rationalization charges	—	1
Operating profit, as adjusted	40	47
Operating margin, as adjusted	10.9%	12.7%

Depreciation and amortization	9	9

EBITDA, as adjusted	$49	$56

Total
Net sales	$1,777	$1,720	3%

Operating profit, as reported - segment	$279	$261
General corporate expense, net (GCE)	(26)	(27)
Operating profit, as reported	253	234
Operating margin, as reported	14.2%	13.6%

Rationalization charges - segment	2	3
Operating profit, as adjusted	255	237
Operating margin, as adjusted	14.4%	13.8%

Depreciation and amortization - segment	27	28
Depreciation and amortization - non-operating	4	4

EBITDA, as adjusted	$286	$269

Historical information is available on our website.